Exhibit 99.1

Ares Capital Corporation Extends Maturity and Reduces Pricing on Revolving Funding Facility

Reinvestment Period and Maturity Extended One Year to 2015 and 2017, Respectively;

Borrowing Rate Reduced to LIBOR plus 2.50%

NEW YORK—January 19, 2012—Ares Capital Corporation (NASDAQ: ARCC) announced today that its indirect wholly owned subsidiary, Ares Capital CP Funding LLC, amended its $500 million revolving funding facility (the “Facility”) provided by Wells Fargo Bank, National Association. The Facility’s reinvestment period has been extended one year to January 18, 2015 and its final maturity has been extended one year to January 18, 2017. In addition, the stated interest rate on the Facility was reduced from the current borrowing rate of LIBOR plus 2.75% subject to a pricing grid to LIBOR plus 2.50% without a pricing grid. The Facility will continue to have no LIBOR floor requirement.

“We appreciate Wells Fargo’s confidence in Ares Capital and its continued strong support by extending the duration and reducing the pricing on this facility,” commented Michael Arougheti, President of Ares Capital. “These actions illustrate our ongoing plan to enhance our financial flexibility and extend duration at the most attractive available cost.”

About Ares Capital Corporation

Headquartered in New York and with offices in Atlanta, Chicago, Los Angeles and Washington, D.C., Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. Ares Capital invests primarily in first and second lien loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, Ares Capital also makes equity investments. Ares Capital, which has elected to be regulated as a business development company under the Investment Company Act of 1940, is externally managed by Ares Capital Management LLC, a wholly owned subsidiary of Ares Management LLC. Ares Management LLC is a global alternative asset manager and a Securities and Exchange Commission registered investment adviser with approximately $46 billion of committed capital under management as of December 31, 2011. For more information, visit www.arescapitalcorp.com.

Contact:

Ares Capital Corporation

Carl Drake, 404-814-5204

cdrake@aresmgmt.com